UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 22, 2006

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-7234	13-1926739
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6095 Marshalee Drive, Suite 300, Elkridge, MD		21075
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (410) 379-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 26, 2006, GP Strategies Corporation, a Delaware corporation (“GP Strategies”), announced that its operating subsidiary, General Physics Corporation, a Delaware corporation (“GP”), has entered into an Asset Purchase Agreement dated December 22, 2006 (the “Asset Purchase Agreement”) with ADP, Inc., a Delaware corporation (“ADP”), to acquire certain assets and the business of Sandy Corporation, a division of ADP.  A copy of the Asset Purchase Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference.

Under the terms of the Asset Purchase Agreement, upon closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”), GP will pay to ADP approximately $6.7 million in cash (subject to adjustment) and assume an estimated $5.0 million in liabilities related to the completion of contracts.  In addition, GP may be required, pursuant to the terms of the Asset Purchase Agreement, to pay to ADP up to an additional $8.0 million, contingent upon the acquired business attaining certain revenue targets during the two twelve month periods following Closing.

The Closing is expected to occur in January 2007, subject to the satisfaction of certain closing conditions, including, without limitation, the delivery of certain consents and the negotiation of employment agreements with key executives.  There can be no assurances that such conditions will be met or waived, or that the Closing will occur as expected.

Item 8.01	Other Events

On December 26, 2006, GP Strategies issued a press release announcing the execution by GP of the Asset Purchase Agreement.  A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 2.1 - Asset Purchase Agreement, dated as of December 22, 2006, between General Physics Corporation and ADP, Inc.

Exhibit 99.1 - Press release, dated December 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: December 29, 2006	/s/ Sharon Esposito-Mayer
Sharon Esposito-Mayer
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of December 22, 2006, between General Physics Corporation and ADP, Inc.

99.1	Press release, dated December 26, 2006.